PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated February 13, 2008)	Registration No. 333-148115
5,443,000 shares of Common Stock
          Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 5,443,000 shares of our common stock to selected institutional and other qualified purchasers pursuant to one or more common stock purchase agreements, each dated on or about February 3, 2011, between us and each such purchaser. The offering price will be $2.45 per share.
          Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SCON.” On February 3, 2011, the reported closing price per share of our common stock was $3.12. As of February 2, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $53,400,132, based on 27,559,352 shares of outstanding common stock, of which 9,334,051 shares are held by affiliates, and a price of $2.93 per share, which was the last reported sale price of our common stock as quoted on the NASDAQ Capital Market on such date. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.
          We have retained MDB Capital Group LLC to act as placement agent for us in connection with the shares offered by this prospectus supplement.
          Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page S-6 of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Share	Total
Public offering price	$2.450	$13,335,350
Placement Agent’s fee (2)	$0.147	$800,121
Proceeds to us (before expenses)	$2.303	$12,535,229

(1)	6.0% of the gross proceeds to be paid to the placement agent.
          The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to sell any specific number or dollar amount of the shares of common stock offered hereby, but will use its reasonable efforts to sell the shares of common stock offered. We expect that delivery of the shares of common stock being offered under this prospectus supplement will be made to purchasers on or about February 9, 2011.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
MDB CAPITAL GROUP LLC
The date of this prospectus supplement is February 3, 2011

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
          You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.
          This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time shares of our common stock, preferred stock and warrants. We have $62,743,985 remaining under our shelf registration statement prior to the sale of any of the shares of our common stock in this offering. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” before investing in shares of our common stock.

PROSPECTUS SUPPLEMENT SUMMARY
          This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Our Company
          We are a global leader in high temperature superconductor (HTS) materials and related technologies. HTS materials have the unique ability to conduct electrical current with little or no resistance when cooled to very low “critical” temperatures. As a result, HTS materials can substantially improve the performance of electrical systems by reducing the power loss and minimizing heat generation caused when electrical currents flow through conventional conductors. To obtain these benefits on a cost-effective basis, we have developed patented and proprietary technologies relating to matters such as thin film deposition manufacturing, cryogenic cooling and radio frequency (RF) circuit filter tuning. We have had over $150 million in HTS sales to date, with over 6,000 of our commercial systems deployed worldwide. We are now pursuing new applications in HTS wire and tunable handset filters, as well as expanding our existing applications in the next generation of wireless networks.
Our Proprietary Technology
          We focus on research and development to maintain our technological edge in solving the technical challenges in commercializing HTS technology. Many of our employees hold advanced degrees in physics, materials science, electrical engineering and other related fields. Our development efforts have yielded an extensive patent portfolio as well as critical trade secrets, unpatented technology and proprietary knowledge. As of October 2, 2010, our 60 U.S. patents, 19 pending U.S. patent applications, 21 foreign patents and 62 pending foreign patent applications covered matters including superconducting technologies, the production of thin film materials and structures, cryogenics systems and packaging, advanced circuit design and tunable RF filters. Our patented RCE-CDR HTS thin film deposition manufacturing process can produce HTS materials of the highest quality with an order-of-magnitude cost advantage over competing approaches. Our proprietary and patented cryocoolers provide us with a significant competitive advantage by maintaining our HTS materials at their critical temperatures, having demonstrated a mean-time-between-failure through field and in-house lifetime tests of over one million hours without scheduled maintenance. Our technology also permits us to design and fabricate extremely small, high-performance circuits, including HTS circuits, to remove interference inherent in some RF signals.
Our Target Markets
          We are currently focusing our efforts on applications of our proprietary HTS technology in the following areas:
Superconducting Power Applications
          We are adapting our patented HTS material deposition techniques to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications. HTS wire enables greater electrical current carrying capacity than comparable size copper wires, dramatically reducing the volume and weight of the required wire. To date, the market for 2G HTS wire has been limited by the inability of the existing suppliers to establish production processes that are capable of producing wire that meets target specifications and cost requirements. We plan to utilize our patented and proprietary manufacturing methods to overcome these challenges and make the HTS wire cost-effective in a number of applications.
          To accelerate our efforts in the development and manufacturing processes for our 2G HTS wire, we have established a Cooperative Research and Development Agreement with Los Alamos National Laboratory and have partnered with other HTS industry leaders. After successfully producing 2G HTS wire in one meter lengths, we are now completing the design of a wire deposition machine to produce 50 meter lengths, with the goal of producing one kilometer lengths in our production machine. Assuming we overcome the technical hurdles, we intend to be a supplier of HTS wire to manufacturing concerns, primarily large businesses, which would incorporate the wire into their products. We expect to begin delivering samples of our 2G HTS wire before year end for testing by prospective customers, at which time we can begin to formalize our commercial relationships.
          We are initially targeting markets where we believe the advantages of HTS wire are at a premium, such as:
•	Wind Turbines: Current wind turbine power generating capacity is limited by the size and weight of the generator. Turbine manufacturers believe that building a generator utilizing HTS wire will reduce its size and weight sufficiently to enable the development of 10 megawatt (MW) and larger wind turbines. According to Emerging Energy Research, 2731 MW of worldwide offshore capacity of wind turbines producing more than 5 MW is expected to be installed in 2016, which will rise to nearly 5377 MW in 2020. Using a current estimated installed offshore cost of $2 million per MW, this translates into an investment for 5 MW capacity or larger wind turbines of approximately $5.5 billion in 2016 and nearly $11 billion in 2020.

•	Power Cables: Because they can carry significantly more electrical current with less electrical loss than conventional cables, HTS power cables allow utilities to deliver significantly more electrical current utilizing existing power cable entry facilities in office buildings and other facilities with large and growing power requirements.

•	Fault Current Limiters: A fault current limiter is a device in a power transmission network which cuts off electrical flow in the same manner as a ground fault interrupter in the home. By eliminating the superconductor properties of the HTS wire when too much electricity is flowing, the resistance in the fault current limiter can be substantially increased, stopping current flow and preventing damage to the rest of the power distribution network.

•	Superconducting Magnetic Energy Storage (SMES): As renewable energy generating systems continue to proliferate, the power grid needs reliable power backup to offset the intermittent nature of those systems. The low power loss from HTS wire could be used to provide an alternative to chemical and other forms of current battery technology for energy storage.

•	Magnetic Resonance Imaging (MRI): MRI machines used for medical imaging already use existing low temperature superconducting wire; the improvements targeted for 2G HTS wire may enable the manufacturers of MRI machines to reduce the initial cost and operating expenses of these devices.

•	Industrial Motors and Generators: The reduced weight and size required for a generator built with HTS wire could enable motors and generators to generate two to three times the power as existing generators of the same size.

Tunable Filter Products
          We have developed and patented several techniques to allow a single HTS or conventional (SAW or BAW) RF filter to be “tuned” between multiple frequency bands. Current cell phone handsets generally utilize two or three discrete filters for each frequency band, and thus require ten or more filters in each handset to enable seamless worldwide coverage with today’s five bands. However, with the forecasted growth in the future generations of cell phones to ten or more bands, a discrete filter approach would be both expensive and occupy scarce space in the handset. To address this challenge, we are pursuing opportunities with existing wireless handset module providers to incorporate tunable filters into future generations of smart phones. These tunable filters will allow significant reduction in size, power, and cost over conventional discrete filter technologies.
Wireless Networks
          Our current commercial products help maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our products increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless data throughput, while reducing capital and operating costs for the carrier. While we continue to serve the market for retrofitting existing towers, we are currently pursuing an opportunity to include our HTS filters in the Long Term Evolution (LTE) data networks now being deployed by the top U.S. wireless carriers (expected to be over 75,000 base stations in the next few years). Our HTS filters have been incorporated into one of the two base station solutions selected by a major carrier for live market trials.
Corporate Information
          Our facilities and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111, and our telephone number is (805) 690-4500. We were incorporated in Delaware on May 11, 1987. Additional information about us is available on our website at www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus supplement. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SCON.”
The Offering

Common stock offered by us	5,443,000 shares

Common stock to be outstanding after this offering	33,002,352 shares

Manner of offering	The sale of shares of our common stock will be made pursuant to one or more common stock purchase agreements between us and each of the selected institutional or other qualified purchasers. See “Plan of Distribution.”

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. General corporate purposes may include capital expenditures. See “Use of Proceeds.”

Market for our common stock	Our common stock is quoted and traded on the NASDAQ Capital Market under the symbol “SCON.”

          The number of shares of common stock outstanding immediately after the closing of this offering is based on 27,559,352 shares of common stock outstanding as of February 2, 2011, and, as of that date, excluded:
•	6,115,230 shares of our common stock issuable upon conversion of the 611,523 shares of outstanding Series A Preferred Stock;

•	1,592,298 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $4.88 per share;

•	10,000 shares of our common stock reserved for issuance under one outstanding warrant agreement, at an exercise price of $18.50 per share;

•	856,662 shares of our common stock reserved for future issuance under our 2003 Equity Incentive Plan.
          Unless otherwise specifically stated, information throughout this prospectus supplement assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

RISK FACTORS
          Investment in the securities involves a high degree of risk. You should carefully consider the risks described below, as well as those risks described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC and is incorporated herein by reference in its entirety, as well as other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.
Risks Related to this Offering
          Our stock price is volatile.
          The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:
•	our perceived prospects;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.
          Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.
          We have a significant number of outstanding warrants and options, and future sales of these shares could adversely affect the market price of our common stock.
          As of February 2, 2011, we had outstanding warrants and options exercisable for an aggregate of 847,296 shares of common stock at a weighted average exercise price of $7.67 per share. We have registered the issuance of all these shares, and they will be freely tradable by the exercising party upon issuance. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

          Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of our shares.
          It is possible that the acquisition of a majority of our outstanding voting stock by another company could result in our stockholders receiving a premium over the public trading price for our shares. Provisions of our restated certificate of incorporation, as amended, or our certificate of incorporation, and our amended and restated bylaws, as amended, our bylaws, and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, our certificate of incorporation does not permit stockholders to act by written consent and our bylaws generally require ninety days advance notice of any matters to be brought before the stockholders at an annual or special meeting.
          In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. At February 2, 2011, 1,388,477 shares of preferred stock remained unissued. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.
          Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of us without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person. See the section in the accompanying prospectus entitled “Description of Capital Stock — Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents.”
          We do not anticipate declaring any cash dividends on our common stock.
          We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. In addition, our debt agreements prohibit the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.
          Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
          We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.
          You will experience immediate dilution in the book value per share of the common stock you purchase.
          Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price to the public of $2.45 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.76 per share in the net tangible book value of the common stock at October 2, 2010. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

          A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.
          A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.
Upon completion of this offering and assuming the sale of all 5,443,000 shares of our common stock offered pursuant to this prospectus supplement, we will have approximately 33,002,352 shares of our common stock outstanding and 39,117,582 shares of common stock equivalents (including shares of our Series A Preferred Stock that could be converted into shares of our common stock).
          In February 2008, we issued to BAOLI and two related purchasers (collectively, BAOLI), a total of 3,101,361 shares of our common stock and 611,523 shares of our Series A Preferred Stock which could be converted (under certain conditions) into an additional 6,115,230 shares of our common stock. All of these shares are “restricted securities” as defined under Rule 144 under the Securities Act. Under Rule 144, subject to compliance with certain conditions, BAOLI currently has the ability to sell up to the greater of 1% of our outstanding stock or our average weekly trading volume over a four calendar week period. We cannot predict the likelihood or timing of any future sales by BAOLI or any of our other stockholders. Any sales by BAOLI or any other stockholders could depress the market price of our common stock
Additional Risks Related to our Business, Industry and an Investment in our Common Stock
          For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 17, 2010, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference into, and deemed to be a part of, the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement contains, and may incorporate by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions in this prospectus or the documents incorporated by reference. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•	Our limited cash and a history of losses;

•	The limited number of potential customers;

•	The limited number of suppliers for some of our components;

•	There being no significant backlog from quarter to quarter;

•	Our market being characterized by rapidly advancing technology;

•	Fluctuations in product demand from quarter to quarter;

•	The impact of competitive filter products, technologies and pricing;

•	Manufacturing capacity constraints and difficulties;

•	Local, regional, national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession;

•	Political instability, acts of war or terrorism, or natural disasters;

•	Continued volatility in the credit and equity markets and the resulting effect on the general economy; and

•	Our success at managing the risks involved in the foregoing items.
          We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this prospectus supplement or the documents incorporated by reference, or those that we may make orally or in writing from time to time, are based upon management’s beliefs and assumptions and are made based on information available to us as of the time made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Forward-looking statements may be contained in this prospectus supplement (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. Any investor in us should consider all risks and uncertainties disclosed in our filings with the SEC described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

USE OF PROCEEDS
          We estimate that the net proceeds to us from this offering will be approximately $12.4 million, after deducting fees due the placement agent and our estimated offering expenses, as described in the section captioned “Plan of Distribution” on page S-11. We currently intend to use the net proceeds from the sale of our common stock under this prospectus supplement for working capital and general corporate purposes. General corporate purposes may include capital expenditures. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.
DETERMINATION OF OFFERING PRICE
          We determined the offering price of the common stock being offered by this prospectus supplement based principally on negotiations between us, the placement agent and the selected institutional and other qualified purchasers and on our consideration of the closing prices (including high, low and average prices) and trading volumes of our common stock on the NASDAQ Capital Market primarily during the 30 trading days preceding the date we determined the offering price. No independent appraisal or valuation was obtained in determining the offering price. The offering price in this offering reflects a discount of approximately 21% from the reported closing price per share of our common stock of $3.12 on February 3, 2011.
DILUTION
          Our net tangible book value as of October 2, 2010 was approximately $10.5 million, or $0.39 per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on October 2, 2010. Assuming that we issue all 5,443,000 of the offered shares of our common stock at the public offering price of $2.45 per share, and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of October 2, 2010, would have been approximately $22.9 million, or $0.69 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.30 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.76 per share to new investors purchasing shares in this offering. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per share		$2.45

Net tangible book value per share as of October 2, 2010	$0.30

Increase per share attributable to new investors	$0.39

Adjusted net tangible book value per share after this offering		$0.69

Dilution in net tangible book value per share to new investors		$1.76

          The information above excludes the following shares, as of October 2, 2010:
•	1,133,331 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $7.91 per share;

•	10,000 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $18.50 per share; and
•	1,866,415 shares of our common stock reserved for future issuance under our 2003 Equity Incentive Plan.
          To the extent that options or warrants outstanding as of October 2, 2010 have been or may be exercised or other shares are issued, there may be a further dilution to new investors.

PLAN OF DISTRIBUTION
          We have entered into a placement agent agreement with MDB Capital Group LLC pursuant to which MDB Capital Group LLC is acting as our exclusive placement agent and will use reasonable efforts to arrange for the sale to selected institutional and other qualified purchasers of up to 5,443,000 shares we are offering by this prospectus supplement. The placement agent has no obligation to buy any of the common stock from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the common stock.
          We will enter into common stock purchase agreements directly with each of the purchasers in connection with this offering. Under the terms of the placement agent agreement and the form of purchase agreement we make certain representations, warranties and covenants, including, relating to the absence of a stop order suspending the effectiveness of the registration statement of which this prospectus supplement and the accompanying base prospectus are a part, the absence of any material adverse change in our business, and compliance with state securities laws.
          We currently anticipate the closing of the sale of the common stock on or about February 9, 2011. On such closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

•	we will deliver shares of common stock being sold on such closing date in book-entry form; and

•	we will pay MDB Capital Group LLC a placement agent fee in accordance with the terms of the placement agent agreement.
          We have agreed to pay the placement agent a cash fee equal to 6.0% of the gross proceeds of the offering. As a result, assuming all of the securities offered pursuant to this prospectus supplement are issued and sold by us, we will pay the placement agent a cash fee equal to $800,121. In no event will the maximum commission or discount to be received by any Financial Industry Regulatory Authority (FINRA) member or independent broker-dealer exceed 8% for the sale of the securities registered herein. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agency fees, will be approximately $120,000, which include legal and printing costs, various other fees and reimbursement of the placement agent’s expenses.
          There is no minimum offering amount required as a condition to closing in this offering. Accordingly, we may sell substantially fewer than 5,443,000 shares, in which case our net proceeds would be substantially reduced and the total fee payable to the placement agent may be substantially less than the maximum total set forth above.
          We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from the placement agent’s engagement as exclusive placement agent in connection with this offering. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities. We have also agreed to indemnify the purchasers in the offering against certain losses resulting from our breach of any of our representations, warranties, or covenants under the common stock purchase agreements.
          The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.
          The placement agent has and may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.
          Our common stock currently is traded on the NASDAQ Capital Market under the symbol “SCON.” Registrar and Transfer Company is the transfer agent for our common stock.
          The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the common stock purchase agreement. Copies of the placement agent agreement and the common stock purchase agreement will be included as exhibits to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-12.

LEGAL MATTERS
          Certain legal matters relating to the validity of our common stock offered by this prospectus supplement will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the placement agent by Golenbock Eiseman Assor Bell & Peskoe, LLP, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus supplement. However, this prospectus supplement does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
          We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.suptech.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROSPECTUS
$80,000,000
     We may offer, from time to time, together or separately, up to $80,000,000 aggregate amount, of:
•	common stock

•	preferred stock

•	warrants
     We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.
     You should read carefully this prospectus, each supplement and the documents incorporated by reference into this prospectus before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
     Our common stock is traded on the NASDAQ Stock Market under the symbol “SCON.” On February 1, 2008, the closing sale price of our common stock on the NASDAQ Stock Market was $5.30 per share. Our principal executive offices are located at 460 Ward Drive, Santa Barbara, California 93111-2310, and our telephone number is (805) 690-4500.
     We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.
     You should carefully consider the risk factors included in the documents incorporated by reference in this prospectus before making a decision to purchase our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 13, 2008.

About This Prospectus	1

Documents Incorporated by Reference	1

Where You Can Find More Information	2

Special Note Regarding Forward-Looking Statements	2

Summary	3

Use of Proceeds	5

Ratio of Earnings to Fixed Charges	5

Description of Capital Stock	5

Description of Warrants	9

Plan of Distribution	10

Legal Matters	12

Experts	12

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $80,000,000 in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
     You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.
DOCUMENTS INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. The following documents have been previously filed by us with the SEC pursuant to the Exchange Act and are hereby incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part:
•	our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1 on Form 10-K/A filed on April 24, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 29, 2007;

•	our Current Reports on Form 8-K filed with the SEC on January 24, 2007, February 6, 2007, March 7, 2007, March 8, 2007, April 18, 2007, April 24, 2007, August 22, 2007, November 15, 2007, December 17, 2007 and January 8, 2008; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993.
     Certain Current Reports on Form 8-K dated both prior to and after the date of this prospectus are or will be furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission and will not be incorporated by reference into this prospectus. However, all other reports and documents filed by us after the date of this prospectus under Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed. If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus forms a part. Requests for this information should be submitted in writing to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at (805) 690-4500.
     This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, or any supplement thereof. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in or incorporated by reference into this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing or incorporated by reference into this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a web site that contains information about us at http://www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of our common stock registered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s web site, http://www.sec.gov.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains, and may incorporate by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions in this prospectus. We claim the protection of the safe harbor contained in the Private Securities
     Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented or incorporated by reference in this prospectus, or which we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Such statements are based on assumptions and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
     Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include the following: limited assets and a history of losses; limited number of potential customers; limited number of suppliers for some of our components; no significant backlog from quarter to quarter; our market is characterized by rapidly advancing technology. For further discussion of these and other factors, see “Risk Factors” in the documents incorporated by reference in this prospectus.

     This prospectus and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions or updates to our forward-looking statements to reflect events or circumstances or changes to our assumptions that occur after the date of this prospectus.
SUMMARY
Our Company
     We develop, manufacture and market high performance infrastructure products for wireless voice and data applications. Wireless carriers face many challenges in today’s competitive marketplace. Minutes of use are skyrocketing, and wireless users now expect the same quality of service from their mobile devices as from their landline phones. We help wireless carriers meet these challenges by “doing more with less.”
     Our products help maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our products increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless data throughput — all while reducing capital and operating costs. SuperLink incorporates patented high-temperature superconductor (HTS) technology to create a receiver front-end that enhances network performance. Today, we are leveraging our expertise and proprietary technology in radio frequency (RF) engineering to expand our product line beyond HTS technology. We believe our RF engineering expertise provides us with a significant competitive advantage in the development of high performance, cost-effective solutions for the front end of wireless telecommunications networks.
     We have three product offerings:
     • SuperLink. In order to receive uplink signals from wireless handsets, base stations require a wireless filter system to eliminate out-of-band interference. SuperLink combines HTS filters with a proprietary cryogenic cooler and an ultra low-noise amplifier. The result is a highly compact and reliable receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink delivers significant performance advantages over conventional filter systems.
     • AmpLink. AmpLink is designed to address the sensitivity requirements of wireless base stations. AmpLink is a ground-mounted unit which utilizes a high-performance amplifier. The enhanced uplink performance provided by AmpLink improves network coverage immediately and avoids the installation and maintenance costs associated with tower mounted alternatives.
     • SuperPlex. SuperPlex is our line of multiplexers that provides extremely low insertion loss and excellent cross-band isolation. SuperPlex high-performance multiplexers are designed to eliminate the need for additional base station antennas and reduce infrastructure costs. Relative to competing technologies, these products offer increased transmit power delivered to the base station antenna, higher sensitivity to subscriber handset signals, and fast and cost-effective network overlays.
     We currently sell most of our commercial products directly to wireless network operators in the United States. Our customers to date include ALLTEL, AT&T, Sprint Nextel, T-Mobile, U.S. Cellular and Verizon Wireless. We have a concentrated customer base. We plan to expand our customer base by selling directly to other wireless network operators and manufacturers of base station equipment, but we cannot assure that this effort will be successful.
     We also generate significant revenues from government contracts. We primarily pursue government research and development contracts which compliment our commercial product development. We undertake government contract work which has the potential to improve our commercial product offering. These contracts often yield valuable intellectual property relevant to our commercial business. We typically own the intellectual property developed under these contracts, and the Federal Government receives a royalty-free, non-exclusive and nontransferable license to use the intellectual property for the United States.

     We sell most of our products to a small number of wireless carriers, and their demand for wireless communications equipment fluctuates dramatically and unpredictably. We expect these trends to continue and may cause significant fluctuations in our quarterly and annual revenues.
     The wireless communications infrastructure equipment market is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence, evolving industry standards and price erosion over the life of a product. We face constant pressures to reduce prices. Consequently, we expect the average selling prices of our products will continue decreasing over time. We have responded in the past by successfully reducing our product costs, and expect further cost reductions over the next twelve months. However, we cannot predict whether our costs will decline at a rate sufficient to keep pace with the competitive pricing pressures.
     We were incorporated in the state of Delaware in 1987. Our principal place of business and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111. We have undergone three unique phases of development since our incorporation in 1987. From 1987 to 1996, we focused primarily on the research and development of HTS technologies. From 1997 to 2001, our second phase, we made the transition from a research and development firm to a commercial operating company. During this time we launched our first commercial HTS product, the SuperFilter System, and concentrated on commercializing HTS technology for the U.S. wireless market. We are now in our third phase of development. Our Company has evolved from one oriented solely around HTS technology to one that is committed to providing best-in-class link enhancement solutions to the global wireless infrastructure market. Following our strategy of Total Link Enhancement, (simultaneously optimizing the performance of the uplink, the downlink and the antenna), we now offer innovative technologies across multiple product lines and in multiple geographic markets.
The Securities We May Offer
     With this prospectus, we may offer common stock, preferred stock and warrants, or any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offerings under this prospectus will not exceed $80,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.
     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Common Stock
     We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into or exchangeable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no preemptive rights. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.
Preferred Stock
     We may issue shares of preferred stock in one or more classes or series. Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Warrants
     We may offer warrants for the purchase of shares of preferred or common stock. We may issue the warrants by themselves or together with preferred stock or common stock and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Our board of directors or a committee designated by our board of directors will determine the terms of the warrants at the time of sale. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the warrants being offered thereby.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities under this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.
RATIO OF EARNINGS TO FIXED CHARGES
     We will disclose or incorporate by reference in the related prospectus supplement a ratio of earnings to fixed charges in connection with our registration of debt securities and a ratio of combined fixed charges and preference dividends to earnings in connection with our registration of preference equity securities.
DESCRIPTION OF CAPITAL STOCK
     The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws or our bylaws, which are exhibits to this registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement.
Authorized Capitalization
     We have 252,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 250,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 706,829 have been designated as Series A Convertible Preferred Stock. As of February 1, 2008, we had 12,511,414 shares of common stock outstanding and no shares of preferred stock outstanding, although we expect to issue during February 2008 an additional 3,101,361 shares of common stock and 611,523 shares of Series A Preferred Stock. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.
Common Stock
     Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable or convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.
     Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.
     In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.
     Our common stock is listed on the NASDAQ Stock Market under the symbol “SCON.” Registrar & Transfer Company is the transfer agent and registrar for our common stock. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (800) 866-1340.
Preferred Stock
     Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. As further described below, on October 23, 2007, our board of directors authorized the designation and issuance of 706,829 shares of Series A Convertible Preferred Stock. Although it has no present intention to do so, our board of directors may issue additional preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.
     Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of STI or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.
     The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations which will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:
•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.
     Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our bylaws as exhibits or incorporate them by reference.
     The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.
Series A Convertible Preferred Stock
     In October 2007 in connection with entering into an amended investment agreement with Hunchun BaoLi Communication Co. Ltd., or BAOLI, our board of directors authorized the designation and issuance of 706,829 shares of Series A Convertible Preferred Stock, or Series A Preferred, par value $0.001. On January 8, 2008, the terms of the investment agreement with BAOLI were amended. We have received the full purchase price and expect to deliver 3,101,361 shares of common stock and 611,523 shares of Series A Preferred Stock to BAOLI representing all shares to be issued in connection with the purchase. Subject to the terms and conditions of our Series A Preferred and to customary adjustments to the conversion rate, each share of our Series A Preferred is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI following such conversion does not exceed 9.9% of our outstanding common stock. Except for a preference on liquidation of $.01 per share, each share of Series A Preferred is the economic equivalent of the ten shares of common stock into which it is convertible. Except as required by law, the Series A Preferred will not have any voting rights. For a complete description of the terms of the Series A Preferred, please see the certificate of designations, a copy of which is available from us or in the Form 8-K we filed with the SEC on November 15, 2007, which may be viewed on the website maintained by the SEC (www.sec.gov) and which is incorporated by reference into this prospectus.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents
     The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.
     Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     Section 203 defines “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
     Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.
     Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one third of the directors. Pursuant to our bylaws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

     No Stockholder Action by Written Consent. Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.
     Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.
DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agreement may provide that, in certain circumstances, we and the warrant agent will be permitted to amend the warrant agreement without the consent of the holders of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.
     The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the amount and terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the purchase price of each of the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities to be received upon exercise of the warrants or of the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures, conditions and limitations relating to the exercise of such warrants.
     The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.
     Warrants for the purchase of preferred stock and/or common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.
     Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The applicable prospectus supplement will also describe the circumstances pursuant to which the exercise price and/or the number or amount of the securities to be issued upon exercise of the warrants would be adjusted and the method of making and notifying the holder of any such adjustment.
     After the close of business on the applicable expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.
     Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the purchased securities in the manner described in the applicable prospectus supplement. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexpired warrants.
     Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.
PLAN OF DISTRIBUTION
     We may sell the securities being offered hereby in one or more of the following ways from time to time:
•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.
     We will set forth in a prospectus supplement the terms of that particular offering of securities, including:
•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.
     We have been advised by the Financial Industry Regulatory Authority, or FINRA, that the maximum commission or discount to be received by any FINRA member or independent broker-dealer in connection with any sales of securities being offered hereby is 8%.
Agents
     We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.
Underwriters
     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.
Direct Sales
     We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. To the extent known to us, we will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.
Derivative Securities
     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
Trading Markets and Listing of Securities
     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Stock Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.
Passive Market Making
     Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in the securities on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
Material Relationships
     We may use underwriters, dealers and agents with whom we have a material relationship. To the extent required, we will describe the nature of any such relationship in any prospectus supplement naming any such underwriter, dealer or agent. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses, and we will include in any prospectus supplement any required disclosure related to such transactions or services. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     Certain legal matters relating to the validity of the common stock, preferred stock and warrants offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.
EXPERTS
     The financial statements of Superconductor Technologies Inc., as of December 31, 2006 and for the year then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to our ability to continue as a going concern) of Stonefield Josephson, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of Superconductor Technologies Inc., as of December 31, 2005 and for the years ended December 31, 2005 and 2004, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to our ability to continue as a going concern as described in note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In connection with this Registration Statement on Form S-3, we have engaged our prior independent registered public accounting firm, PricewaterhouseCoopers LLP, and in connection therewith, agreed to indemnify PricewaterhouseCoopers LLP for payment of all legal costs and expenses incurred in PricewaterhouseCoopers LLP’s successful defense of any legal action or proceeding that arises as a result of inclusion of PricewaterhouseCoopers LLP’s audit report on our past financial statements.

5,443,000 shares of Common Stock

PROSPECTUS SUPPLEMENT

MDB CAPITAL GROUP LLC
February 3, 2011